ION reports second quarter 2019 results
Revenue growth of 69%, driven by data library, marine equipment and Marlin sales
HOUSTON – July 31, 2019 – ION Geophysical Corporation (NYSE: IO) today reported total net revenues of $41.8 million in the second quarter 2019, a 69% increase compared to total net revenues of $24.7 million one year ago, driven primarily by a significant increase in data library sales, an increase in marine equipment replacement and repair revenues, and continued increases in Marlin™ deployments. ION’s net loss was $8.6 million, or a loss of $0.61 per share, compared to a net loss of $25.9 million, or a loss of $1.86 per share in the second quarter 2018. Excluding special items in both periods, the Company reported an Adjusted net loss of $8.3 million, or a loss of $0.59 per share, compared to an Adjusted net loss of $23.4 million, or a loss of $1.68 per share in the second quarter 2018. A reconciliation of special items to the reported financial results can be found in the tables of this press release.
The Company reported Adjusted EBITDA of $7.3 million for the second quarter 2019, an increase from the Adjusted EBITDA of $(7.9) million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
Net cash flows from operations were $(1.1) million during the second quarter 2019, compared to $(0.8) million in the second quarter 2018. Total net cash flows, including investing and financing activities, were $(8.9) million, compared to $(6.4) million one year ago. At June 30, 2019, the Company had total liquidity of $67.6 million, consisting of $29.6 million of cash on hand and $38.0 million of available borrowing capacity under its $50.0 million revolving credit facility, of which nothing was drawn during the first six months of 2019.
“We had a strong quarter, especially given the continued fiscal discipline among E&P operators,” stated Chris Usher, ION’s President and Chief Executive Officer.  “Our revenues and earnings were up significantly both year-on-year and sequentially.  As expected, we had very focused engagement from our E&P clients on targeted exploration programs primarily in North and South America. While 2019 E&P spending levels are projected to be up slightly, it continues to be unclear how robust exploration activity and funding will be this year.  However, we remain cautiously optimistic given the uptick in backlog since the end of last year and the new venture interest we’re seeing. Indications from our customers are that the towed streamer space is experiencing modest improvement, while the ocean bottom segment is continuing to expand with strong double digit growth.
“I’m also pleased with our management transition. We are well aligned and committed to accelerate progress executing our strategy.  We sanctioned six new multi-client programs so far this year. We also made significant headway on the commercialization of 4Sea™ and SailWing™, which target one of the real growth segments in our industry. We signed a memorandum of understanding with iSEISMIC to deploy the complete 4Sea next generation ocean bottom system.  In addition, we leased our first SailWing system and new rechargeable battery technology under recurring revenue business models.  We are also continuing to expand and enhance our Marlin offshore operations optimization software for both E&P and adjacent markets.  Our Optimization Services revenues were at an all-time high, driven by Marlin deployments. The Marlin SmartPort™ pilot in the UK is progressing nicely.  It’s a major digital transformation effort that will take the client from paper, radio and physical whiteboard operations management to a holistic digital capability that will give them a competitive edge over other ports.  The opportunity for ION, with thousands of ports worldwide, is quite exciting.”
For the first half of 2019, the Company reported total net revenues of $78.7 million, a 35% increase compared to total net revenues of $58.3 million one year ago. ION’s net loss was $30.0 million, or a loss of $2.13 per share, compared to a net loss of $44.3 million, or a loss of $3.31 per share in the first half of 2018. Excluding special items in both periods, the Company reported an Adjusted net loss of $25.2 million, or a loss of $1.79 per share, compared to an Adjusted net loss of $40.6 million, or a loss of $3.03 per share in the first half of 2018. Adjusted EBITDA was $7.1 million in the first half of 2019, compared to $(7.8) million one year ago.
Net cash flows from operations were $14.3 million, compared to $(0.2) million in the first half of 2018. Total net cash flows, including investing and financing activities, were $(4.0) million in the first half of 2019, compared to $(7.7) million one year ago.
SECOND QUARTER 2019
The Company’s segment revenues for the second quarter were as follows (in thousands):

	Three Months Ended June 30,
	2019	2018	% Change
E&P Technology & Services	$28,523	$15,188	88%
Operations Optimization	13,252	9,555	39%
Total	$41,775	$24,743	69%
Within the E&P Technology & Services segment, multi-client revenues were $22.8 million, an increase of 132%. Data library revenues increased 932% and new venture revenues declined by 38% compared to the second quarter 2018. The increase in data library revenues came from diverse geographic areas in North and South America. The decrease in new venture revenue was primarily due to the timing of new programs. Imaging Services revenues were $5.7 million, an increase of 7%. While Imaging Services revenues modestly increased, a significant number of new projects closed during the quarter, further increasing Imaging Services backlog to its highest level since 2015. This increase in backlog should lead to an increase in Imaging Services revenues during the remainder of 2019.
Within the Operations Optimization segment, Optimization Software & Services revenues were $5.7 million, a 19% increase from the second quarter 2018 due to an increase in deployments and associated engineering services of ION’s Marlin offshore operations optimization software. Devices revenues were $7.5 million, a 58% increase from the second quarter 2018, driven by an increase in marine equipment replacement and repairs.
Consolidated gross margin for the quarter was 47%, compared to (6)% in the second quarter 2018. Gross margin in E&P Technology & Services was 43%, compared to (32)% one year ago. The improved E&P Technology & Services gross margin was a result of both an increase in and more favorable mix of data library revenues. Operations Optimization gross margin was 55%, compared to 52% one year ago. The increase in Operations Optimization gross margin was due to the increase in revenues.

Consolidated operating expenses were $22.1 million, compared to $21.0 million, and operating margin was (6)%, compared to (91)% in the second quarter 2018. Excluding special items, consolidated operating expenses, as adjusted, were $21.8 million, compared to $18.5 million, and operating margin, as adjusted, was (5)%, compared to (81)% in the second quarter 2018. The increase in operating expenses, as adjusted, was due in part to an increase in research and development and compensation expenses. The improvement in operating margin, as adjusted, was due to the increase in revenues, partially offset by the increase in operating expenses, as adjusted.
YEAR-TO-DATE 2019
The Company’s segment revenues for the first six months of the year were as follows (in thousands):

	Six Months Ended June 30,
	2019	2018	% Change
E&P Technology & Services	$55,626	$39,756	40%
Operations Optimization	23,105	18,495	25%
Total	$78,731	$58,251	35%
Within the E&P Technology & Services segment, multi-client revenues were $46.2 million, an increase of 57%. Data library revenues increased 262% and new venture revenues declined 15% compared to the first half of 2018. Imaging Services revenues were $9.4 million, a decrease of 8%. The change in revenues during the first six months is fairly consistent with the changes described in the foregoing section.
Within the Operations Optimization segment, Optimization Software & Services revenues were $10.8 million, a 12% increase from the first half of 2018. Devices revenues were $12.4 million, a 38% increase from the first half of 2018. The change in revenues during the first six months is fairly consistent with the changes described in the foregoing section.
Consolidated gross margin for the six months was 37%, compared to 9% in the first half of 2018. Gross margin in E&P Technology & Services was 32%, compared to (1)% one year ago. The improved E&P Technology & Services gross margin was a result of both an increase in and more favorable mix of data library revenues. Operations Optimization gross margin was 51%, compared to 50% one year ago.
Consolidated operating expenses were $48.0 million, compared to $40.5 million, and operating margin was (23)%, compared to (60)% in the first half of 2018. Excluding special items, consolidated operating expenses, as adjusted, were $43.2 million, compared to $36.8 million, and operating margin, as adjusted, was (17)%, compared to (54)% in the first half of 2018. The improvement in operating margin, as adjusted, was primarily due to the significant increase in second quarter revenues, partially offset by an increase in operating expenses, as adjusted, related to increased research and development and compensation expenses.

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, August 1, 2019, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 15, 2019. To access the replay, dial (877) 660-6853 and use pass code 13691773#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2018, filed on February 7, 2019. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Service revenues	$30,407	$15,752	$58,535	$40,838
Product revenues	11,368	8,991	20,196	17,413
Total net revenues	41,775	24,743	78,731	58,251
Cost of services	16,795	22,033	39,241	44,362
Cost of products	5,397	4,227	9,995	8,553
Gross profit (loss)	19,583	(1,517)	29,495	5,336
Operating expenses:
Research, development and engineering	5,186	4,259	10,543	8,514
Marketing and sales	6,060	6,007	11,853	11,105
General, administrative and other operating expenses	10,890	10,736	25,589	20,876
Total operating expenses	22,136	21,002	47,985	40,495
Loss from operations	(2,553)	(22,519)	(18,490)	(35,159)
Interest expense, net	(3,111)	(2,911)	(6,223)	(6,747)
Other income (expense), net	96	84	(696)	(707)
Loss before income taxes	(5,568)	(25,346)	(25,409)	(42,613)
Income tax expense	2,719	154	4,126	1,226
Net loss	(8,287)	(25,500)	(29,535)	(43,839)
Less: Net income attributable to noncontrolling interest	(335)	(366)	(447)	(453)
Net loss attributable to ION	$(8,622)	$(25,866)	$(29,982)	$(44,292)
Net loss per share:
Basic	$(0.61)	$(1.86)	$(2.13)	$(3.31)
Diluted	$(0.61)	$(1.86)	$(2.13)	$(3.31)
Weighted average number of common shares outstanding:
Basic	14,098	13,928	14,065	13,374
Diluted	14,098	13,928	14,065	13,374

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$29,563	$33,551
Accounts receivable, net	17,603	26,128
Unbilled receivables	22,524	44,032
Inventories, net	13,393	14,130
Prepaid expenses and other current assets	7,754	7,782
Total current assets	90,837	125,623
Deferred income tax asset, net	7,659	7,191
Property, plant and equipment, net	13,114	13,041
Multi-client data library, net	66,461	73,544
Goodwill	22,907	22,915
Right-of-use assets	39,926	47,803
Other assets	1,517	2,435
Total assets	$242,421	$292,552
LIABILITIES AND (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$1,376	$2,228
Accounts payable	36,399	34,913
Accrued expenses	32,243	31,411
Accrued multi-client data library royalties	16,469	29,256
Deferred revenue	4,386	7,710
Current maturities of operating lease liabilities	11,820	12,214
Total current liabilities	102,693	117,732
Long-term debt, net of current maturities	119,445	119,513
Operating lease liabilities, net of current maturities	38,063	45,592
Other long-term liabilities	1,601	1,891
Total liabilities	261,802	284,728
(Deficit) Equity:
Common stock	142	140
Additional paid-in capital	954,904	952,626
Accumulated deficit	(956,074)	(926,092)
Accumulated other comprehensive loss	(20,412)	(20,442)
Total stockholders’ (deficit) equity	(21,440)	6,232
Noncontrolling interest	2,059	1,592
Total (deficit) equity	(19,381)	7,824
Total liabilities and (deficit) equity	$242,421	$292,552

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	$(8,287)	$(25,500)	$(29,535)	$(43,839)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization (other than multi-client data library)	1,063	2,255	2,098	4,778
Amortization of multi-client data library	8,296	9,764	19,396	19,557
Stock-based compensation expense	1,538	1,231	2,831	2,043
Deferred income taxes	931	(1,749)	(467)	(1,866)
Changes in operating assets and liabilities:
Accounts receivable	11,604	13,980	8,734	3,896
Unbilled receivables	(7,923)	3,094	21,575	24,013
Inventories	654	(281)	735	(445)
Accounts payable, accrued expenses and accrued royalties	(4,041)	(474)	(6,054)	(10,629)
Deferred revenue	(3,004)	(2,826)	(3,337)	(445)
Other assets and liabilities	(1,964)	(306)	(1,711)	2,733
Net cash provided by (used in) operating activities	(1,133)	(812)	14,265	(204)
Cash flows from investing activities:
Investment in multi-client data library	(6,015)	(4,542)	(14,782)	(13,782)
Purchase of property, plant and equipment	(605)	(363)	(1,412)	(424)
Net cash used in investing activities	(6,620)	(4,905)	(16,194)	(14,206)
Cash flows from financing activities:
Payments under revolving line of credit	—	—	—	(10,000)
Payments on notes payable and long-term debt	(691)	(555)	(1,406)	(29,699)
Net proceeds from issuance of stock	—	—	—	47,219
Dividend payment to noncontrolling interest	—	(200)	—	(200)
Other financing activities	(312)	(306)	(551)	(881)
Net cash (used in) provided by financing activities	(1,003)	(1,061)	(1,957)	6,439
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	(183)	377	(102)	264
Net decrease in cash, cash equivalents and restricted cash	(8,939)	(6,401)	(3,988)	(7,707)
Cash, cash equivalents and restricted cash at beginning of period	38,805	51,113	33,854	52,419
Cash, cash equivalents and restricted cash at end of period	$29,866	$44,712	$29,866	$44,712
The following table is a reconciliation of cash and cash equivalents to total cash, cash equivalents and restricted cash:

	June 30,
	2019	2018
Cash and cash equivalents	$29,563	$44,349
Restricted cash included in prepaid expenses and other current assets	303	60
Restricted cash included in other long-term assets	—	303
Total cash, cash equivalents and restricted cash shown in statements of cash flows	$29,866	$44,712

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
Net revenues:
E&P Technology & Services:
New Venture	$5,018		$8,125		$18,489		$21,851
Data Library	17,794		1,725		27,742		7,673
Total multi-client revenues	22,812		9,850		46,231		29,524
Imaging Services	5,711		5,338		9,395		10,232
Total	28,523		15,188		55,626		39,756
Operations Optimization:
Devices	7,532		4,761		12,352		8,919
Optimization Software & Services	5,720		4,794		10,753		9,576
Total	13,252		9,555		23,105		18,495
Total net revenues	$41,775		$24,743		$78,731		$58,251
Gross profit (loss):
E&P Technology & Services	$12,357		$(4,856)		$17,797		$(513)
Operations Optimization	7,226		4,933		11,698		9,244
Segment gross profit	19,583		77		29,495		8,731
Other (a)	—		(1,594)	(a)	—		(3,395)	(a)
Total gross profit (loss)	$19,583		$(1,517)		$29,495		$5,336
Gross margin:
E&P Technology & Services	43%		(32)%		32%		(1)%
Operations Optimization	55%		52%		51%		50%
Segment gross margin	47%		—%		37%		15%
Other	—%		(6)%		—%		(6)%
Total gross margin	47%		(6)%		37%		9%
Income (loss) from operations:
E&P Technology & Services	$5,237		$(10,206)		$3,622		$(11,000)
Operations Optimization	2,644		1,243		2,814		2,029
Support and other	(10,434)	(b)	(13,556)	(b)	(24,926)	(c)	(26,188)	(c)
Loss from operations	(2,553)		(22,519)		(18,490)		(35,159)
Interest expense, net	(3,111)		(2,911)		(6,223)		(6,747)
Other income (expense), net	96		84		(696)		(707)
Loss before income taxes	$(5,568)		$(25,346)		$(25,409)		$(42,613)

(a) Relates to gross loss of previously reported Ocean Bottom Integrated Technologies segment.
(b) Includes loss from operations of previously reported Ocean Bottom Integrated Technologies segment of $0.7 million and $2.9 million for the three months ended June 30, 2019 and 2018, respectively, which includes item (a) above and operating expenses of $0.7 million and $1.3 million for the three months ended June 30, 2019 and 2018, respectively.
(c) Includes loss from operations of previously reported Ocean Bottom Integrated Technologies segment of $1.6 million and $5.8 million for the six months ended June 30, 2019 and 2018, respectively, which includes item (a) above and operating expenses of $1.6 million and $2.4 million for the six months ended June 30, 2019 and 2018, respectively.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Summary of Net Revenues by Geographic Area
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Latin America	$14,321	$7,594	$27,852	$17,446
North America	13,645	4,309	20,802	12,357
Europe	6,123	6,060	16,515	11,609
Asia Pacific	3,676	3,929	5,543	7,863
Africa	2,278	2,222	4,667	7,241
Middle East	1,106	441	2,465	1,190
Commonwealth of Independent States	626	188	887	545
Total net revenues	$41,775	$24,743	$78,731	$58,251

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term EBITDA (excluding non-recurring items) represents net loss before interest expense, interest income, income taxes, depreciation and amortization and other non-recurring charges such as severance expenses. The term Adjusted EBITDA is EBITDA (excluding non-recurring items) but also excludes the impact of fair value adjustments related to the Company’s outstanding stock appreciation awards. EBITDA (excluding non-recurring items) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA (excluding non-recurring items) and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA (excluding non-recurring items) and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA (excluding non-recurring items) and Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(8,287)	$(25,500)	$(29,535)	$(43,839)
Interest expense, net	3,111	2,911	6,223	6,747
Income tax expense	2,719	154	4,126	1,226
Depreciation and amortization expense	9,359	12,019	21,494	24,335
Severance expense	2,810	—	2,810	—
EBITDA excluding non-recurring items	9,712	(10,416)	5,118	(11,531)
Stock appreciation rights expense (credit)	(2,450)	2,495	2,010	3,738
Adjusted EBITDA	$7,262	$(7,921)	$7,128	$(7,793)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Description of Special Items and Reconciliation of GAAP (As Reported) to Non-GAAP (As Adjusted) Measures
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30, 2019				Three Months Ended June 30, 2018
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$41,775	$—		$41,775	$24,743	$—		$24,743
Cost of sales	22,192	—		22,192	19,407	—		19,407
Gross profit	19,583	—		19,583	5,336	—		5,336
Operating expenses	22,136	(360)	(1)	21,776	21,002	(2,495)	(2)	18,507
Loss from operations	(2,553)	360		(2,193)	(22,519)	2,495		(20,024)
Interest expense, net	(3,111)	—		(3,111)	(2,911)	—		(2,911)
Other income (expense), net	96	—		96	84	—		84
Loss before income taxes	(5,568)	360		(5,208)	(25,346)	2,495		(22,851)
Income tax expense	2,719	—		2,719	154	—		154
Net loss	(8,287)	360		(7,927)	(25,500)	2,495		(23,005)
Less: Net income attributable to noncontrolling interest	(335)	—		(335)	(366)	—		(366)
Net loss attributable to ION	$(8,622)	$360		$(8,262)	$(25,866)	$2,495		$(23,371)
Net loss per share:
Basic	$(0.61)			$(0.59)	$(1.86)			$(1.68)
Diluted	$(0.61)			$(0.59)	$(1.86)			$(1.68)
Weighted average number of common shares outstanding:
Basic	14,098			14,098	13,928			13,928
Diluted	14,098			14,098	13,928			13,928

	Six Months Ended June 30, 2019				Six Months Ended June 30, 2018
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$78,731	$—		$78,731	$58,251	$—		$58,251
Cost of sales	49,236	—		49,236	52,915	—		52,915
Gross profit	29,495	—		29,495	5,336	—		5,336
Operating expenses	47,985	(4,820)	(3)	43,165	40,495	(3,738)	(4)	36,757
Loss from operations	(18,490)	4,820		(13,670)	(35,159)	3,738		(31,421)
Interest expense, net	(6,223)	—		(6,223)	(6,747)	—		(6,747)
Other income (expense), net	(696)	—		(696)	(707)	—		(707)
Loss before income taxes	(25,409)	4,820		(20,589)	(42,613)	3,738		(38,875)
Income tax expense	4,126	—		4,126	1,226			1,226
Net loss	(29,535)	4,820		(24,715)	(43,839)	3,738		(40,101)
Less: Net income attributable to noncontrolling interest	(447)	—		(447)	(453)	—		(453)
Net loss attributable to ION	$(29,982)	$4,820		$(25,162)	$(44,292)	$3,738		$(40,554)
Net loss per share:
Basic	$(2.13)			$(1.79)	$(3.31)			$(3.03)
Diluted	$(2.13)			$(1.79)	$(3.31)			$(3.03)
Weighted average number of common shares outstanding:
Basic	14,065			14,065	13,374			13,374
Diluted	14,065			14,065	13,374			13,374

(1) Represents severance expense of $2.8 million partly offset by stock appreciation right awards credit of $2.4 million.
(2) Represents stock appreciation right awards and related expenses in the second quarter of 2018.
(3) Represents severance expense of $2.8 million and stock appreciation right awards expense of $2.0 million.
(4) Represents stock appreciation right awards and related expenses in the first half of 2018.